Exhibit 5.1

March 2, 2022
Magnite, Inc.
1250 Broadway, 15th Floor
New York, NY 10001

Re:	Magnite, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Magnite, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 33,773,920 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). The Shares subject to the Registration Statement relate to the following equity plans: The Rubicon Project, Inc. 2014 Equity Incentive Plan and The Rubicon Project, Inc. 2014 Employee Stock Purchase Plan (collectively, the “Plans”).
In arriving at the opinion expressed below, I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, will be validly issued, fully paid and non-assessable.
This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts. I am not admitted to practice in the State of Delaware; however, I am generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as I consider necessary to render my opinion.

I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Aaron Saltz
Aaron Saltz, Esq.
General Counsel & Corporate Secretary
Magnite, Inc.